Exhibit 99.1
Schrödinger Reports Second Quarter 2023 Financial Results

Announces IND Clearance for CDC7 Inhibitor SGR-2921, Continued Progress for MALT1 Inhibitor SGR-1505

Delivers Second Quarter Total Revenue of $35.2 Million

Raises 2023 Software Revenue Guidance and Reduces Drug Discovery Guidance

New York, August 2, 2023 – Schrödinger, Inc. (Nasdaq: SDGR), whose physics-based computational platform is transforming the way therapeutics and materials are discovered, today announced financial results for the quarter ended on June 30, 2023.

“This year, we’ve witnessed unprecedented interest in computational drug discovery and, as leaders in this field, we are excited by the growing recognition that computational approaches can transform pharmaceutical innovation,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “During the second quarter, we made progress across all aspects of our business, building new capabilities in our platform, delivering revenue in line with our expectations and advancing our proprietary pipeline. We are very excited about our outlook for the balance of the year.”

“We are pleased to report FDA clearance of our IND application for SGR-2921, our CDC7 inhibitor, and expect to initiate a Phase 1 clinical study in patients with acute myeloid leukemia or myelodysplastic syndrome this year,” said Karen Akinsanya, Ph.D., president of R&D therapeutics. “Our two SGR-1505 MALT1 inhibitor Phase 1 studies are progressing and we expect to share preliminary data from the healthy volunteer study later this year. In addition to these two clinical-stage programs, we continue to advance our discovery portfolio and look forward to providing updates on our pipeline later this year.”

To support Schrödinger’s continued pipeline progress, Margaret Dugan, M.D., joined the company as chief medical officer effective July 31, 2023. In this role, Dr. Dugan will be responsible for clinical development and regulatory strategy for Schrödinger’s pipeline of wholly-owned programs. Dr. Dugan is a board certified medical oncologist and hematologist with more than 30 years of clinical, medical research, and drug development experience. Prior to joining Schrödinger, Dr. Dugan served as chief medical officer of Dracen Pharmaceuticals, an oncology company. During her career, she has held roles of increasing responsibility, including serving as a senior vice president at Novartis, where she led oncology-focused global strategic drug development, including several regulatory filings and approvals.

Today Schrödinger also announced that, for strategic reasons, Zai Lab has elected not to advance their discovery collaboration with Schrödinger to the next stage of development. In the two years of the collaboration, the joint team made substantial progress toward the technical goals for this complex target. The program is now wholly-owned by Schrödinger.

Second Quarter 2023 GAAP Financial Results
•Total revenue for the second quarter was $35.2 million compared to $38.5 million in the second quarter of 2022.
•Software revenue for the second quarter was $29.4 million compared to $30.0 million in the second quarter of 2022.
•Drug discovery revenue was $5.8 million for the second quarter compared to $8.5 million in the second quarter of 2022.
•Software gross margin was 77% for the second quarter compared to 76% in the second quarter of 2022.
•Operating expenses were $74.9 million for the second quarter compared to $60.6 million for the second quarter of 2022.
•Other income for the second quarter was $45.0 million compared to a loss of $4.2 million in the second quarter of 2022, driven by changes in the fair value of equity investments and interest income.
•Net income for the second quarter was $4.3 million, compared to net loss of $47.7 million in the second quarter of 2022. During the second quarter, the company reported $20.4 million in tax benefit, reducing the company’s tax liability recorded in the first quarter of 2023.
•At June 30, 2023, Schrödinger had cash, cash equivalents, restricted cash and marketable securities of approximately $554 million, compared to approximately $456 million at December 31, 2022.

	Three Months Ended
	June 30,
	2023	2022	% Change
	(in millions)
Total revenue	$35.2	$38.5	-8.5%
Software revenue	29.4	30.0	-2.2%
Drug discovery revenue	5.8	8.5	-31.0%
Software gross margin	77%	76%
Operating expenses	$74.9	$60.6	23.7%
Other income (expense)	$45.0	$(4.2)	N/M
Net income (loss)	$4.3	$(47.7)	N/M

For the three and six months ended June 30, 2023, Schrödinger reported non-GAAP net losses of $56.8 million and $84.4 million, respectively, compared to non-GAAP net losses of $43.8 million and $72.1 million for the three and six months ended June 30, 2022, respectively. See “Non-GAAP Information” below and the table at the end of this press release for a reconciliation of non-GAAP net income (loss) to GAAP net income (loss).

2023 Financial Outlook
As of August 2, 2023, Schrödinger provided the following updated expectations for the fiscal year ending December 31, 2023:
•Software revenue growth is expected to be in the range of 15 percent to 18 percent.
•Drug discovery revenue is now expected to range from $50 million to $70 million, compared to the prior expectation of $70 million to $90 million. This updated range reflects the company’s new expectations for the timing of collaboration milestones and for the completion of new business development activity.
•Software gross margin is expected to be similar to software gross margin for the full year 2022.
•Operating expense growth in 2023 is expected to be significantly lower than operating expense growth in 2022.
•Cash used for operating activities in 2023 is expected to be below cash used for operating activities in 2022.

For the third quarter of 2023, software revenue is expected to range from $27 million to $31 million.

Recent Company Highlights
Wholly-Owned Pipeline
•Schrödinger continues to advance its MALT1 inhibitor, SGR-1505, in Phase 1 clinical development. Enrollment is ongoing in the dose-escalation study in patients with relapsed or refractory B-cell malignancies, and the company is expanding the patient study to Europe to support enrollment. Schrödinger is also conducting a Phase 1 dose-escalation study in healthy volunteers. Emerging data from the healthy volunteer study support further development, and the company expects to share preliminary data from this study later this year.

•Today Schrödinger announced FDA clearance of its investigational new drug (IND) application for SGR-2921, the company’s investigational CDC7 inhibitor. SGR-2921 has exhibited strong anti-tumor activity as a monotherapy and in combination with standard of care agents in multiple preclinical tumor models. The company expects to initiate a Phase 1 clinical trial this year. The study is designed to evaluate the safety, pharmacokinetics, pharmacodynamics, and determine the recommended dose of SGR-2921 in patients with acute myeloid leukemia or myelodysplastic syndrome.

•Schrödinger continues to advance its Wee1 inhibitor, SGR-3515, through IND-enabling studies to support a potential IND submission in 2024.

•The company continues to progress a pipeline of early-stage wholly-owned programs with potential across a broad range of therapeutic areas. Schrödinger is planning to share updates during its Pipeline Day. Given the timing of data availability, abstract submission and embargo periods associated with conferences, this event is now planned for December 2023 rather than the previously communicated September 28 date.

Schrödinger Collaborators
•In July, Nimbus Therapeutics and Schrödinger published a paper highlighting the impact of computational physics-based predictions in the identification of TAK-279 (formerly NDI-034858), a TYK2 inhibitor currently in Phase 2 clinical trials for the treatment of psoriasis and psoriatic arthritis.

•In June, Structure Therapeutics presented encouraging preclinical and Phase I single ascending dose data from GSBR-1290, an oral GLP-1R in development for Type 2 diabetes and obesity at the American Diabetes Association Scientific Sessions. Structure Therapeutics reported that GSBR-1290 has demonstrated encouraging safety and tolerability as well as a dose-dependent pharmacokinetic and pharmacodynamic profile.

•In May, Morphic Therapeutic presented new biomarker data for MORF-057, an oral ɑ4ꞵ7 inhibitor in development for ulcerative colitis and Crohn’s disease at Digestive Disease Week 2023. Morphic Therapeutic reported that the preclinical data provide new support to mechanistic understanding of the activity of MORF-057 in ulcerative colitis.

Platform
•Schrödinger scientists published research showing how, in the hit identification stage of drug discovery, the use of absolute protein-ligand binding free-energy perturbation (ABFEP) can substantially improve the hit rate compared to docking scores or other methods like metadynamics. The research confirms ABFEP as a useful tool for improving hit rates in virtual screening and thus facilitating hit discovery.

•Schrödinger scientists published a paper describing a computational method to quantify protein reorganization free energy which is necessary to accurately predict binding free energies for ligands, a requirement to design ligands with stronger binding potency and selectivity. The use of two retrospective design case studies reinforces the method’s utility and potential for computer-aided drug design to better support complex protein targets.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its second quarter 2023 financial results on Wednesday, August 2, 2023, at 4:30 p.m. ET. The live webcast can be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To access the call by phone, please dial 1-888-440-5983 (Toll-Free) or 1-646-960-0202 (Toll) and refer to conference ID 2440689. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents non-GAAP net income (loss) and non-GAAP net income (loss) per share, which exclude gains and losses on equity investments, changes in fair value, and income tax benefits and expenses. Adjusting net income to exclude the impact of these items results in a financial presentation for the company without the impact of our equity investments and tax benefits and expenses. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments and the tax impact of these distributions that are not reflective of the ongoing operating performance of the business. However, the non-GAAP measures should be considered only in addition to, not as a substitute for or as superior to, net income (loss) and net income (loss) per share or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate non-GAAP net income (loss) and non-GAAP net income (loss) per share, differently than we do, limiting their usefulness as comparative measures. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income

(loss) and GAAP net income (loss) per share, respectively, please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming the way therapeutics and materials are discovered. Schrödinger has pioneered a physics-based computational platform that enables discovery of high-quality, novel molecules for drug development and materials applications more rapidly and at lower cost compared to traditional methods. The software platform is licensed by biopharmaceutical and industrial companies, academic institutions, and government laboratories around the world. Schrödinger’s multidisciplinary drug discovery team also leverages the software platform to advance a portfolio of collaborative and proprietary programs to address unmet medical needs.
Founded in 1990, Schrödinger has approximately 800 employees and is engaged with customers and collaborators in more than 70 countries. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2023 and third quarter ending September 30, 2023, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its CDC7, MALT1, and Wee1 inhibitors, including SGR-1505, SGR-2921, and SGR-3515, the clinical potential and favorable properties of its collaborators’ product candidates, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, and the ability to retain and hire key personnel on its business and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the Securities and Exchange Commission on August 2, 2023, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Allie Nicodemo (Media)
Schrödinger, Inc.
allie.nicodemo@schrodinger.com
617-356-2325

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenues:
Software products and services	$29,352	$30,011	$61,565	$63,092
Drug discovery	5,837	8,458	38,406	24,040
Total revenues	35,189	38,469	99,971	87,132
Cost of revenues:
Software products and services	6,695	7,101	13,810	14,612
Drug discovery	14,684	14,234	26,658	27,403
Total cost of revenues	21,379	21,335	40,468	42,015
Gross profit	13,810	17,134	59,503	45,117
Operating expenses:
Research and development	42,705	31,123	83,446	58,945
Sales and marketing	9,022	7,428	18,167	14,099
General and administrative	23,216	22,056	49,524	44,189
Total operating expenses	74,943	60,607	151,137	117,233
Loss from operations	(61,133)	(43,473)	(91,634)	(72,116)
Other income (expense):
Gain on equity investments	—	11,828	147,322	11,828
Change in fair value	40,654	(15,700)	76,391	(21,864)
Other income (expense)	4,326	(308)	7,263	31
Total other income (expense)	44,980	(4,180)	230,976	(10,005)
(Loss) income before income taxes	(16,153)	(47,653)	139,342	(82,121)
Income tax (benefit) expense	(20,431)	33	5,928	5
Net income (loss)	$4,278	$(47,686)	$133,414	$(82,126)
Net income (loss) per share of common and limited common stockholders, basic:	$0.06	$(0.67)	$1.86	$(1.15)
Weighted average shares used to compute net income (loss) per share of common and limited common stockholders, basic:	71,642,722	71,161,892	71,555,395	71,106,470
Net income (loss) per share of common and limited common stockholders, diluted:	$0.06	$(0.67)	$1.79	$(1.15)
Weighted average shares used to compute net income (loss) per share of common and limited common stockholders, diluted:	75,064,323	71,161,892	74,499,672	71,106,470

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	June 30, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$285,963	$90,474
Restricted cash	5,053	5,243
Marketable securities	262,710	360,613
Accounts receivable, net of allowance for doubtful accounts of $250 and $125	9,652	55,953
Unbilled and other receivables, net for allowance for unbilled receivables of $100 and $100	14,585	13,137
Prepaid expenses	13,999	8,569
Total current assets	591,962	533,989
Property and equipment, net	20,353	14,244
Equity investments	106,404	25,683
Goodwill	4,791	4,791
Intangible assets, net	—	587
Right of use assets	112,984	105,982
Other assets	5,072	3,311
Total assets	$841,566	$688,587
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$12,428	$9,470
Income taxes payable	5,134	355
Accrued payroll, taxes, and benefits	21,328	24,882
Deferred revenue	46,674	57,931
Lease liabilities	13,921	11,006
Other accrued liabilities	7,317	5,166
Total current liabilities	106,802	108,810
Deferred revenue, long-term	15,620	25,598
Lease liabilities, long-term	107,319	105,485
Other liabilities, long-term	600	800
Total liabilities	230,341	240,693
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 62,702,244 and 62,163,739 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	627	622
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	92	92
Additional paid-in capital	856,913	828,700
Accumulated deficit	(245,724)	(379,138)
Accumulated other comprehensive loss	(683)	(2,382)
Total stockholders' equity	611,225	447,894
Total liabilities and stockholders' equity	$841,566	$688,587

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$133,414	$(82,126)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on equity investments	(147,322)	(11,828)
Fair value adjustments	(76,391)	21,864
Depreciation and amortization	2,925	2,095
Stock-based compensation	22,653	19,561
Noncash (accretion) investment amortization	(2,858)	1,719
Loss (gain) on disposal of property and equipment	63	(4)
Gain on lease termination	—	—
Decrease (increase) in assets, net of acquisition:
Accounts receivable, net	46,301	13,489
Unbilled and other receivables	(1,448)	(4,095)
Reduction in the carrying amount of right of use assets	3,720	3,140
Prepaid expenses and other assets	(11,408)	(8,721)
Increase (decrease) in liabilities, net of acquisition:
Accounts payable	192	(2,979)
Income taxes payable	4,779	41
Accrued payroll, taxes, and benefits	(3,554)	(1,872)
Deferred revenue	(21,235)	(17,887)
Lease liabilities	(1,584)	364
Other accrued liabilities	2,216	2,861
Net cash used in operating activities	(49,537)	(64,378)
Cash flows from investing activities:
Purchases of property and equipment	(6,007)	(3,670)
Purchases of equity investments	(4,125)	(600)
Distribution from equity investment	147,117	11,828
Acquisition, net of acquired cash	—	(6,427)
Purchases of marketable securities	(125,714)	(111,215)
Proceeds from maturity of marketable securities	228,174	180,710
Net cash provided by investing activities	239,445	70,626
Cash flows from financing activities:
Issuances of common stock upon stock option exercises	5,565	1,304
Payment of offering costs	(174)	—
Net cash provided by financing activities	5,391	1,304
Net increase in cash and cash equivalents and restricted cash	195,299	7,552
Cash and cash equivalents and restricted cash, beginning of period	95,717	123,267
Cash and cash equivalents and restricted cash, end of period	$291,016	$130,819

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$918	$171
Supplemental disclosure of non-cash investing and financing activities
Accrued offering costs	199	—
Purchases of property and equipment in accounts payable	2,935	80
Purchases of property and equipment in accrued liabilities	30	—
Acquisition of right to use assets, contingency resolution	514	1,513
Acquisition of right of use assets in exchange for lease liabilities	6,333	14,767

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net income (loss) (GAAP)	$4,278	$(47,686)	$133,414	$(82,126)
Income tax expense (benefit)	(20,431)	33	5,928	5
Gain on equity investments	—	(11,828)	(147,322)	(11,828)
Change in fair value	(40,654)	15,700	(76,391)	21,864
Non-GAAP net loss	$(56,807)	$(43,781)	$(84,371)	$(72,085)
Non-GAAP net loss per share of common and limited common stockholders, basic and diluted	$(0.79)	$(0.62)	$(1.18)	$(1.01)